Exhibit 3.4

AMENDMENT, DATED NOVEMBER 10, 2015, TO

AMENDED AND RESTATED BYLAWS

OF

PERCEPTRON, INC.

(As Amended and Restated through November 12, 2007)

1. Article X. AMENDMENT OF BYLAWS of the Restated Bylaws is hereby amended and restated, to read as follows, subject to approval by the Corporation’s shareholders:

“ARTICLE X

AMENDMENT OF BYLAWS

Shareholders or the Board of Directors of the Corporation shall have the power at any regular or special meeting of shareholders or Board to alter, amend, add to, rescind or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote at such meeting, or by a majority of the Directors in office, including any vacancies, at the time of the meeting of the Board at which such change is sought to be adopted, provided that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting.”

2. Except as specifically amended by this Amendment, the Restated Bylaws shall remain in full force and effect and are hereby ratified and confirmed.

3. This Amendment shall be construed as one with the Restated Bylaws, and the Restated Bylaws shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.